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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                _______________

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



      Date of Report (Date of earliest event reported): November 29, 2000


                          COMMUNITY BANK SYSTEM, INC.
                          ---------------------------
             (Exact name of registrant as specified in its charter)



          Delaware                      0-11716               16-1213679
----------------------------   ------------------------  ---------------------
(State or Other Jurisdiction   (Commission File Number)    (I.R.S. Employer
 of Incorporation)                                         Identification No.


  5790 Widewaters Parkway, DeWitt, New York 13214                 13214
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      (Address of Principal Executive Offices)                 (Zip code)


                        ________________________________

         (Former Name or Former Address, if Changed Since Last Report)
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ITEM 5. OTHER EVENTS.

     On November 29, 2000, Community Bank System, Inc. (the "Company") entered into an Agreement and Plan of Merger (the "Merger Agreement") with First Liberty Bank Corp., a bank holding company based in Jermyn, Pennsylvania ("First Liberty"). Pursuant to the Merger Agreement, subject to the satisfaction of a number of conditions, First Liberty will merge (the "Merger") with and into the Company, with the Company being the surviving corporation, to create a bank holding company with consolidated assets of approximately $2.8 billion (assuming the completion of the pending merger between the Company's bank subsidiary, Community Bank, N.A. (the "Bank"), and The Citizens National Bank of Malone). Following the Merger, the Company expects to merge First Liberty's bank subsidiary, First Liberty Bank & Trust ("First Liberty Bank"), with and into the Bank, with the Bank being the continuing bank.

     First Liberty Bank, a Pennsylvania state-chartered commercial bank with trust powers, operates 13 banking offices in Lackawanna and Luzerne Counties in Pennsylvania. At September 30, 2000, First Liberty had approximately $647 million in total assets, $497 million in total deposits, $429 million in total net loans and shareholders' equity of $60 million. First Liberty's common stock is registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (File No. 000-13312). Accordingly, First Liberty files reports, statements and other information with the Securities and Exchange Commission (the "Commission"), which contain additional information concerning First Liberty. These reports, statements and other information are available from the Commission.

     Each share of First Liberty's common stock issued and outstanding at the time the Merger is consummated will be converted into 0.56 of a share of common stock of the Company and cash in lieu of fractional shares, if any. The Company also agreed to assume outstanding stock options to purchase shares of First Liberty's common stock. Based on the number of shares of First Liberty's common stock and stock options issued and outstanding on November 29, 2000, the Company will issue approximately 3.6 million shares of its common stock and assume options to purchase approximately 44,000 shares of its common stock upon consummation of the Merger. The Merger is intended to constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and to qualify for accounting treatment as a pooling of interests.

     In the Merger Agreement, the Company agreed to elect three of the current directors of First Liberty, namely Saul Kaplan, Peter A. Sabia and Harold Kaplan, to the Boards of Directors of the Company and the Bank. It is a condition to closing that each of Steven R. Tokach and Joseph R. Solfanelli, officers of First Liberty, enters into an employment agreement with the Company, pursuant to which Mr. Tokach will serve as President and Chief Executive Officer of the division of the Bank operating in the market areas in Pennsylvania previously served by the First Liberty Bank, and Mr. Solfanelli will serve as Executive Vice President and Chief Legal Officer of such division. In addition, William M. Davis, President of First Liberty, is expected to serve as a consultant to the Bank to assist in the integration of the two companies and to promote the business of the Bank in the market areas formerly served by First Liberty. The Company also agreed to establish a nine-member advisory board, consisting of eight of the current directors of First Liberty and Sanford A. Belden, President and Chief Executive Officer of the
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Company, to advise on matters relating to the markets previously served by
First Liberty.

     In connection with the execution and delivery of the Merger Agreement, First Liberty granted the Company a stock option to acquire, under certain conditions, up to 19.9% of the issued and outstanding shares of common stock of First Liberty. In addition, each director and executive officer of First Liberty has entered into an agreement which requires him to vote in favor of the approval of the Merger Agreement and the Merger all of the shares of First Liberty's common stock that he is entitled to vote.

     Consummation of the Merger is subject to a number of conditions, including the receipt of regulatory approvals and the approval of the respective stockholders of the Company and First Liberty. Subject to the satisfaction of all conditions, the parties are working to complete the Merger in the second quarter of 2001.

     The foregoing descriptions of and references to all of the above-mentioned agreements are qualified in their entirety by reference to the complete texts of the agreements that are filed herewith and incorporated herein by reference.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(c)  Exhibits.

Exhibit No.              Description
-----------              -----------
 2.1           Agreement and Plan of Merger, dated November 29, 2000, by and between Community Bank System, Inc. and First Liberty Bank Corp.

99.1 Form of Voting Agreement, dated November 29, 2000, by and between Community Bank System, Inc. and directors and executive officers of First Liberty Bank Corp.

99.2           Stock Option Agreement, dated November 29, 2000 by and between
               Community Bank System, Inc. and First Liberty Bank Corp.

99.3           Joint Press Release, dated November 29, 2000, issued by
               Community Bank System, Inc. and First Liberty Bank Corp.(1)

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(1) Incorporated herein by reference to a copy thereof filed by Community Bank
    System on November 30, 2000, pursuant to Rule 425 under the Securities Act of 1933, as amended.
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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                 COMMUNITY BANK SYSTEM, INC.

Date: December 6, 2000
                                 By: /s/ Sanford A. Belden
                                    ------------------------------------
                                    Name: Sanford A. Belden
                                    Title: President and Chief Executive Officer